EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ACCO Brands Corporation of our report dated March 2, 2009 relating to the financial statements and financial statement schedule which appear in the ACCO Brands Corporation Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 10, 2011